UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2011

The Spectranetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9965 Federal Drive
Colorado Springs, Colorado 80921
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 633-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On February 25, 2011, Spectranetics entered into a Credit and Security Agreement (“Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), acting through its Wells Fargo Business Credit (“WFBC”) operating division, for a three-year $15.0 million revolving line of credit.  Pursuant to the terms of the Credit Agreement, the Company may borrow under the revolving line of credit subject to borrowing base limitations, which allow the Company to borrow, subject to specified reserves, up to 85% of eligible domestic accounts receivable. Borrowings under the revolving line bear interest at a variable rate equal to the lesser of the Wells Fargo prime rate plus 0.25% or the daily three month LIBOR plus 3.25%. The margins on the base interest rates are subject to reduction if the Company achieves certain annual net income levels. Accrued interest on any outstanding balance under the revolving line is payable monthly in arrears.

Although the Company has no immediate plans to access the line of credit, it expects that when utilized, it will be for working capital and general corporate purposes.

The revolving line of credit is secured by a first priority security interest in substantially all of the Company's assets. The Credit Agreement requires the Company to maintain a minimum of $10.0 million cash and investments at Wells Fargo. The Company is required to pay customary fees with respect to the facility, including a 0.25% fee on the average unused portion of the revolving line. If there are borrowings under the revolving line of credit, the Company will be subject to certain financial covenants including rolling 12-month adjusted EBITDA and minimum book net worth covenants.

The Credit Agreement contains customary events of default, including the failure to make required payments, the failure to comply with certain covenants or other agreements, the occurrence of a material adverse change, failure to pay certain other indebtedness and certain events of bankruptcy or insolvency. Upon the occurrence and continuation of an event of default, amounts due under the Credit Agreement may be accelerated.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02.    Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2011, the Company entered into agreements (the “Agreements”) with each of Jason Hein, Shahriar Matin and Guy Childs.
Under the terms of the Agreements, if the Company terminates the executive's employment with the Company other than for “Cause” (as defined in the Agreement) or the executive's disability, or if the executive terminates his employment with the Company for “Good Reason” (as defined in the Agreement), subject to the executive executing and not revoking a general release of claims in favor of the Company (and its subsidiaries and affiliates) in a form provided by the Company, the Company will pay to the executive a lump sum cash payment in an amount equal to (i) the executive's annual base salary, plus (ii) the executive's target annual cash bonus for the year in which the termination occurred.
If the executive's employment is terminated other than for Cause or disability, the Company will also pay to the executive any unpaid bonus for any fiscal year prior to the year of termination, calculated in accordance with the bonus plan for that fiscal year.
Additionally, during the executive's employment with the Company and for one year following termination, the executive will be prohibited from competing with the Company and soliciting its employees and customers to the extent set forth in the Agreement.
The foregoing description of the Agreements is not complete and is qualified in its entirety by reference to the Agreements, copies of which are filed as Exhibits 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(a)	Exhibits

10.1	Credit and Security Agreement between The Spectranetics Corporation and Wells Fargo Bank, National Association dated February 25, 2011, together with the Revolving Note and exhibits.

10.2	Severance Agreement between The Spectranetics Corporation and Guy A. Childs dated March 1, 2011.

10.3	Severance Agreement between The Spectranetics Corporation and Jason Hein dated March 1, 2011.

10.4	Severance Agreement between The Spectranetics Corporation and Shahriar Matin dated March 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPECTRANETICS CORPORATION
(registrant)

Date:	March 3, 2011	By:	/s/ Roger Wertheimer
Roger Wertheimer
Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.

10.1	Credit and Security Agreement between The Spectranetics Corporation and Wells Fargo Bank, National Association dated February 25, 2011, together with the Revolving Note and exhibits.

10.2	Severance Agreement between The Spectranetics Corporation and Guy A. Childs dated March 1, 2011.

10.3	Severance Agreement between The Spectranetics Corporation and Jason Hein dated March 1, 2011.

10.4	Severance Agreement between The Spectranetics Corporation and Shahriar Matin dated March 1, 2011.

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